                                                                   EXHIBIT 10.10

                      GENERAL CREDIT AND SECURITY AGREEMENT


         THIS AGREEMENT, dated as of the 3rd day of June, 1998, between First American Bank, National Association, a national banking association, having its mailing address and principal place of business at 633 South Concord Street, South St. Paul, MN 55075 (herein called "Lender"), and Canterbury Park Holding Corporation, a Minnesota corporation, having offices at 1100 Canterbury Road, Shakopee, Minnesota 55379, (herein called "Borrower").



1. AGREEMENT. This Agreement states the terms and conditions under which Borrower may obtain certain loans from Lender.

2. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  "ADVANCE(S)" shall have the meaning provided in Paragraph
         4A(a).

                  "AFFILIATE" shall include, with respect to any party, any Person which directly or indirectly controls, is controlled by, or is under common control with such party and, in addition, in the case of Borrower, each officer, director or shareholder of Borrower, and each joint venturer and partner of Borrower.

                  "ASSIGNMENT OF RENTS" shall mean the Assignment of Leases and Rents to be made by the Borrower in favor of the Lender covering the Mortgaged Property and securing the Term Loan, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

                  "BORROWER" shall have the meaning provided in the preamble hereto.

                  "BUSINESS DAY" shall mean any day on which commercial banks in Minneapolis, Minnesota are open for the transaction of business of the kind contemplated by this Agreement.

                  "CASH MANAGEMENT AGREEMENT" shall have the meaning provided in Paragraph 4A. (b).

                  "CHANGE OF CONTROL" shall mean the occurrence after the date of this Agreement of any event where: (a) Curtis A. Sampson, Randall D. Sampson and Dale Schenian shall cease to respectively own 35%, 5% and 15% of the aggregate voting power of all classes of the Borrower's stock entitled to vote generally in the election of the Borrower's directors; or (b) Curtis A. Sampson, Randall D. Sampson and Dale Schenian, acting

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         individually or in concert, shall cease to control the election of a majority of the Borrower's board of directors or the direction of the Borrower's management policies.

                  "CHATTEL PAPER" shall have the meaning ascribed to such term in Article 9 of the Commercial Code.

                  "CLOSING DATE" shall mean the day specified by Borrower on which all of the conditions precedent specified in Paragraphs 21 and 23 shall have been satisfied; and, if the Term Loan is then being obtained, all of the conditions precedent specified in Paragraph 22 shall also have been satisfied.

                  "COLLATERAL" shall have the meaning provided in Paragraph 3.

                  "COMMERCIAL CODE" shall mean the Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time.

                  "CONTINGENT OBLIGATIONS" shall mean, with respect to any Person, all of such Person's liabilities and obligations which are contingent upon and will not mature unless and until the occurrence of some event or circumstance and which are not included within the definition of Liabilities of such Person.

                  "DEFAULT" shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

                  "DEFAULT RATE" shall mean a fluctuating rate per annum equal at all times to the sum of the Reference Rate PLUS 2.00% per annum.

                  "EQUIPMENT" shall have the meaning provided in Paragraph 3(c).

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

                  "ERISA AFFILIATE shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA EVENT" shall mean: (a) a Reportable Event described in
         Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) the


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         withdrawal of Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under
         Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA; or (e) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                  "EVENT OF DEFAULT" shall have the meaning provided in Paragraph 20.

                  "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to Lender pursuant to Paragraph 15(h). Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

                  "GENERAL INTANGIBLES" shall have the meaning provided in Paragraph 3(d).

                  "INDEMNITY" shall mean the Environmental and ADA Indemnity Agreement to be made by the Borrower in favor of the Lender, as originally executed and as amended, modified, restated or replaced from time to time.

                  "INDEPENDENT PUBLIC ACCOUNTANTS" shall mean Deloitte & Touche or any other firm of independent public accountants which is acceptable to Lender.

                  "INVENTORY" shall have the meaning provided in Paragraph 3(b).

                  "LETTERS OF CREDIT" shall have the meaning provided in Section 2C(a).

                  "LETTER OF CREDIT APPLICATION(S)" shall have the meaning provided in Section 2C(b).

                  "LETTER OF CREDIT COMMISSION" shall have the meaning provided in Section 2.6(e).

                  "LETTER OF CREDIT COMMITMENT" shall mean, at any date, the maximum amount of Letter of Credit Obligations which may from time to time be outstanding hereunder and under the Letter of Credit Applications, being initially $150,000.00 and, as the context may require, the agreement of Lender to issue the Letters of Credit for the account of Borrower subject to the terms and conditions of this Agreement.

                  "LETTER OF CREDIT OBLIGATIONS" on any date shall mean the sum of: (a) the aggregate amount available to be drawn on the Letters of Credit on such date; PLUS (b) the


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         aggregate amount owed by Borrower to Lender on such date as a result of draws on the Letters of Credit for which Borrower has not reimbursed Lender.

                  "LETTER OF CREDIT COMMITMENT TERMINATION DATE" shall mean the Revolving Credit Termination Date.

                  "LIABILITIES" of any Person shall mean those items which, in accordance with GAAP, appear as liabilities on a balance sheet.

                  "LOAN(S)" shall mean the Revolving Credit Loan and the Term Loan.

                  "LOAN DOCUMENT(S)" shall mean individually or collectively, as the case may be, this Agreement, the Notes, the Mortgage, the Assignment of Rents, the Indemnity Agreement, the Letter of Credit Applications and any and all other documents executed, delivered or referred to herein or therein, as originally executed and as amended, modified or supplemented from time to time.

                  "MATERIAL ADVERSE OCCURRENCE" shall mean any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender shall determine, in its sole discretion, could adversely affect the present or prospective financial condition or operations of Borrower or impair the ability of Borrower to perform its obligations under this Agreement or any other Loan Document.

                  "MATURITY DATE" shall mean, with respect to: (a) the Revolving Credit Loan, the earliest of (i) March 31, 1999, or (ii) the date upon which the obligations are declared to be due and payable (or automatically become due and payable) upon the occurrence of an Event of Default as provided in Paragraph 20, or (iii) the date upon which this Agreement terminates as provided in Paragraph 24; or (b) the Term Loan, the earliest of (i) the day prior to the fifth annual anniversary date of the closing of the Term Loan or (ii) the date upon which the obligations are declared to be due and payable (or automatically become due and payable) upon the occurrence of an Event of Default as provided in Paragraph 20, or (iii) the date upon which this Agreement terminates as provided in Paragraph 24.

                  "MONTHLY PAYMENT DATE" shall mean the first day of each month.

                  "MORTGAGE" shall mean the Combination Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement to be made by the Borrower in favor of the Bank covering the Mortgaged Property and securing the Term Loan, as originally executed and as amended, modified, supplemented, restated or replaced from time to time.


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                  "MORTGAGED PROPERTY" shall have the meaning provided in the
         Mortgage.

                  "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

                  "NET INCOME" for any period shall mean net income for such period, determined in accordance with GAAP excluding, however, (i) extraordinary gains, and (ii) gains (whether or not extraordinary) from sales or other dispositions of assets other than the sale of Inventory in the ordinary course of Borrower's business.

                  "NOTE(S)" shall mean the Revolving Credit Note and the Term Note. "OBLIGATIONS" shall have the meaning provided in Paragraph 3.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.

                  "PARTICIPANT" shall mean each Person who purchases a participation interest from Lender in the obligations.

                  "PERSON" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                  "PLAN" shall mean each employee benefit plan or other class of benefits covered by Title IV of ERISA, in either case whether now in existence or hereafter instituted, of Borrower or any of its Subsidiaries.

                  "QUARTERLY PAYMENT DATE" shall mean the last day of each March, June, September and December.

                  "RECEIVABLES" shall have the meaning provided in Paragraph
         3(a).

                  "REFERENCE RATE" shall mean the publicly announced base rate (or other publicly announced reference rate) charged by Bremer Financial Corporation; Borrower acknowledges that the Reference Rate may not be the lowest rate made available by Lender to its customers and that Lender may lend to its customers at rates that are at, above or below the Reference Rate.



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                  "REPORTABLE EVENT" shall have the meaning given to that term in Title IV of ERISA.

                  "REVOLVING CREDIT COMMITMENT" shall mean $2,250,000.00 and, as the context may require, the agreement of the Lender to make Advances to the Borrower up to the Revolving Credit Commitment subject to the terms and conditions of this Agreement.

                  "REVOLVING CREDIT LOAN" shall mean, at any date of determination, the aggregate outstanding principal amount of all Advances.

                  "REVOLVING CREDIT NOTE" shall mean promissory note in the form of EXHIBIT A attached hereto and made a part hereof made by Borrower payable to the order of Lender to evidence the Advances and each renewal, replacement or substitute note therefor.

                  "REVOLVING CREDIT TERMINATION DATE" shall mean the Maturity Date of the Revolving Credit Loan.

                  "SECURITY INTEREST" shall mean any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower to grant any lien, security interest or pledge, mortgage or encumber any asset.

                  "SUBORDINATED DEBT" shall mean indebtedness of Borrower for borrowed money which is subordinated to the Obligations on terms satisfactory to Lender in its sole discretion.

                  "TANGIBLE NET WORTH" shall mean, at any date of determination, the difference between: (a) the total assets appearing on the Borrower's balance sheet at such date prepared in accordance with GAAP after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper; and (b) the total liabilities appearing on such balance sheet (the "Total Liabilities"); EXCLUDING, HOWEVER, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, covenants not to compete, training costs and other similar intangibles; (ii) all deferred charges or unamortized debt discount and expense other than deferred income taxes; (iii) securities which are not readily marketable; (iv) any write-up in the book value of any assets resulting from a re-evaluation thereof subsequent to the date of Borrower's annual financial statement described in Section 15(h); (v) amounts due from officers or Affiliates; and (vi) any asset acquired subsequent to the date of this Agreement which the Lender, in its reasonable business judgment, determines to be an intangible asset.


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                  "TERM LOAN" shall mean the loan described in Paragraph 4B.

                  "TERM LOAN COMMITMENT" shall mean $750,000.00 and, as the context may require, the agreement of the Lender to make the Term Loan subject to the terms and conditions of this Agreement.

                  "TERM LOAN COMMITMENT TERMINATION DATE" shall mean the earlier of: (a) March 31, 1999; or (b) the Maturity Date of the Term Loan.

                  "TERM NOTE" shall mean promissory note in the form of EXHIBIT B attached hereto and made a part hereof made by Borrower payable to the order of Lender to evidence the Term Loans and each renewal, replacement or substitute note therefor.

                  "TOTAL USAGE" shall mean, at any date of determination, the sum of the Revolving Credit Loan and the Letter of Credit Obligations.

         3. SECURITY. As security for all present and future sums loaned or advanced by Lender to Borrower and for all other obligations now or hereafter chargeable to Borrower's loan account hereunder, and all other obligations and liabilities of any and every kind of Borrower to Lender, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred including, without limitation, the Loans and the Letter of Credit Obligations (herein called "Obligations'), Borrower hereby grants to Lender a security interest in and to the following property:

         (a) All Receivables of Borrower now owned or hereafter acquired or arising, together with all customer lists, original books and records, ledger and account cards, computer tapes, discs, printouts and records, whether now in existence or hereafter created. "Receivables" means all rights of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, including (without limitation) all present and future "Accounts", "Chattel Paper", "Instruments", and rights to payment which are "General Intangibles" (as those terms are used in the Commercial Code), all security therefor and all of Borrower's rights as an unpaid seller of goods (including rescission, replevin, reclamation and stopping in transit) and all of Borrower's rights to any goods represented by any of the foregoing including returned or repossessed goods;

         (b) All Inventory of Borrower, whether now owned or hereafter acquired and wherever located. "Inventory" includes all Goods (as defined in Article 9 of the Commercial Code) intended for sale or lease or to be furnished under contracts of service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of

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         such Goods, and all accessories thereto and all documents of title therefor evidencing the same;

         (c) All Equipment of Borrower, whether now owned or hereafter acquired and wherever located. "Equipment" includes all of Borrower's Goods other than Inventory, all replacements and substitutions therefor and all accessions thereto, and specifically includes, without limitation, all present and future machinery, equipment, vehicles, manufacturing equipment, shop equipment, office and record keeping equipment, furniture, fixtures, parts, tools and all other Goods (except Inventory) used or acquired for use by Borrower for any business or enterprise;

         (d) All General Intangibles (as defined in Article 9 of the Commercial
         Code) of Borrower, whether now owned or hereafter acquired, including (without limitation) all present and future purchase money security interests (more fully described in paragraph 16(j) below), domestic and foreign patents, patent applications, trademarks, trademark applications, copyrights, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, the right to use Borrower's corporate name and the goodwill of Borrower's business; and

         (e) All products and proceeds of any and all of the foregoing and all products and proceeds of any other Collateral (as hereinafter defined) including the proceeds of any insurance covering any of the Collateral.

All such Receivables, Inventory, Equipment, General Intangibles, products and proceeds, together with all other assets and properties of Borrower in or on which Lender is now or hereafter granted a security interest, mortgage, lien or encumbrance pursuant to this Agreement or otherwise, are hereinafter sometimes referred to as "Collateral".

         4.       TERMS OF LENDING; ETC.
1.
         4A.      ADVANCES.

                  (a) At the request of Borrower, Lender agrees, subject to the terms and conditions of this Agreement, to make loans (each such loan being herein sometimes called individually an "Advance" and collectively the "Advances") to Borrower from time to time on any Business Day during the period from the date hereof and ending on the Revolving Credit Termination Date; PROVIDED, HOWEVER, that Lender shall not be required to make any Advance if, after giving effect to such Advance, the Total Usage would exceed the Revolving Credit Commitment. The amount of each such Advance shall be charged to Borrower's loan account.


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                  (b) In order to obtain an Advance, Borrower shall give written or telephonic notice to Lender, by not later than 1:00 p.m.
         (Minneapolis time) on the date the requested Advance is to be made Lender, shall make such Advance by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) of Borrower at Lender, as specified in such notice; PROVIDED, HOWEVER, that no request for an Advance shall be required if such Advance is to be made under that certain Execusweep-Loan Sweep Agreement dated as of June ___, 1998 (the "Cash Management Agreement") between Borrower and Lender and each such Advance shall deemed to have been requested by Borrower under this Agreement. At the request of Lender, Borrower shall confirm in writing any telephonic notice.

                  (c) The obligation of Lender to make Advances shall terminate on the Revolving Credit Termination Date.

                  (d) Borrower agrees that, on the Maturity Date of the Revolving Credit Loan, it will repay the entire outstanding principal balance of the Revolving Credit Loan together with accrued interest thereon and all accrued fees without presentment or demand for payment, notice of dishonor, protest or notice of protest, all of which are hereby waived.

                  (e) The Advances shall be evidenced by the Revolving Credit Note made by Borrower payable to the order of Lender; SUBJECT, HOWEVER, to the provisions of such Note to the effect that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of the Revolving Credit Loan made by Lender. Borrower hereby irrevocably authorizes Lender to make or cause to be made, at or about the time of each Advance made by Lender, an appropriate notation on the records of Lender, reflecting the principal amount of such Advance, and Lender shall make or cause to be made, on or about the time of receipt of payment of any principal of the Revolving Credit Note, an appropriate notation on its records reflecting such payment. The aggregate amount of all Advances set forth on the records of Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Credit Note.

         4B.      TERM LOAN

                  (a) At the request of Borrower made prior to the Term Loan Commitment Termination Date, Lender agrees, subject to the terms and conditions of this Agreement, to make a term loan (the "Term Loan") to Borrower in an amount up to the Term Loan Commitment.

                  (b) In order to obtain the Term Loan, Borrower shall give written or telephonic notice to Lender, by not later than close of Lender's business at least ten (10)


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         Business Days prior to the date on which Borrower desires that the Term
         Loan be made. Such notice shall be accompanied by the documents described in Paragraph 22(j) and EXHIBIT D attached hereto. On the requested date but subject to the terms and conditions of this Agreement, Lender shall make the Term Loan by transferring the amount thereof in immediately available funds to the Title Company closing Borrower's acquisition of the Mortgaged Property.

                  (c) The obligation of Lender to make the Term Loan shall terminate on the Term Loan Commitment Termination Date.

                  (d) The Term Loan shall be evidenced by the Term Note made by Borrower payable to the order of Lender; SUBJECT, HOWEVER, to the provisions of such Note to the effect that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of the Term Loan made by Lender. Borrower hereby irrevocably authorizes Lender to make or cause to be made, at or about the time on which the Term Loan is made by Lender, an appropriate notation on the records of Lender, reflecting the principal amount of the Term Loan, and Lender shall make or cause to be made, on or about the time of receipt of payment of any principal of the Term Note, an appropriate notation on its records reflecting such payment. The outstanding principal amount of the Term Loan set forth on the records of Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Term Note.

         4C.      LETTERS OF CREDIT

                  (a) Subject to the terms and conditions of this Agreement, Lender agrees to issue stand-by letters of credit (the "Letters of Credit") from time to time on terms acceptable to Lender on any Business Day during the period from the date hereof and ending on the Letter of Credit Commitment Termination Date; PROVIDED, HOWEVER, that Lender shall not be required to issue any Letter of Credit if, after giving effect to such issuance, either: (i) the Total Usage would exceed the Revolving Credit Commitment; or (ii) the Letter of Credit Obligations would exceed the Letter of Credit Commitment.

                  (b) In order to obtain a Letter of Credit, Borrower shall appropriately complete, duly execute and deliver to Lender an application for a Letter of Credit in form acceptable to Lender (the "Letter of Credit Application(s)") by no later than the close of Lender's business at least five (5) Business Days prior to the date on which Borrower desires that the Letter of Credit be issued. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no Letter of Credit shall have an expiry date later than the Letter of Credit Commitment Termination Date.

                  (c) The obligation of Lender to issue Letters of Credit shall terminate on the Letter of Credit Commitment Termination Date.



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                  (d) Borrower agrees to pay to Lender on demand: (i) the amount of each draft or other request for payment drawn under any Letter of Credit (whether drawn before or on its stated expiry date) issued by Lender; and (ii) interest on all amounts referred to in clause (i) above from the date of such draw until payment in full at a fluctuating rate per annum at all times equal to the Reference Rate PLUS 2.00% per annum.

                  (e) Borrower agrees to pay to Lender a commission (the "Letter of Credit Commission") of 1.5% per annum upon the undrawn face amount of each Letter of Credit issued by Lender outstanding from time to time. The Letter of Credit Commission for each Letter of Credit shall be payable in advance: (1) on the date of issuance of such Letter of Credit for the initial period from the date of issuance through, to and including the day preceding the immediately following Quarterly Payment Date; and (2) on each Quarterly Payment Date following such issuance date for the following quarter (or, any lesser period if the relevant Letter of Credit is scheduled to expire prior to the end of such quarter). Borrower further agrees to pay to Lender all reasonable and customary charges, fees and expenses which Lender may generally assess to its customers in connection with, and any and all expenses which Lender may pay or incur in connection with, the issuance, extension, amendment or payment of any Letter of Credit.

                  (f) The rights of Lender against Borrower hereunder shall be in addition to all rights under (and shall control over any conflict under) any Letter of Credit Application.

         5. INTEREST. Borrower agrees to pay interest on the outstanding principal amount of each Loan at the rates and at the times specified in the Note evidencing such Loan. Each change in the interest rates due to a change in the Reference Rate shall take effect simultaneously with the corresponding change in the Reference Rate. Interest may be charged to Borrower's loan account as an Advance at Lender's option, whether or not Borrower then has a right to obtain an Advance pursuant to the terms of this Agreement.

         6. SET-OFF; ETC. Upon the occurrence of a Default or an Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or any Participant to or for the credit or the account of Borrower, any amounts held in any account maintained at Lender or any Participant, against any and all amounts which may be owed to Lender or any Participant by Borrower whether in connection with this Agreement or otherwise and irrespective of whether Borrower shall have made any requests under this Agreement.


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         7. COLLECTION.

                  (a) At any time after the occurrence of an Event of Default, Lender may notify account debtors on the Receivables (the "Customers") at any time that Receivables have been assigned to Lender and collect them directly in Lender's own name but unless and until Lender does so or gives Borrower other instructions, Borrower shall make collection for Lender at Borrower's sole cost and expense. Following the occurrence of an Event of Default, Borrower shall deliver to Lender all full and partial payments arising from the sale or other disposition of Collateral received by Borrower their original form, except for endorsement where necessary. Until such payments are so delivered to Lender, such payments shall be held in trust by Borrower for and as Lender's property and shall not be commingled with any funds of Borrower. The net amount received by Lender as proceeds arising from the sale or other disposition of Collateral will be credited by Lender to Borrower's loan account (subject to final collection thereof) after allowing the number of days required by the applicable bank for collection of checks and other instruments.

         8. WARRANTY AS TO COLLATERAL. Borrower warrants that:

                  (a) All Receivables listed in Borrower's financial statements or schedules will, when Borrower delivers such financial statements or the schedules to Lender, be bona fide existing obligations created by the sale and actual delivery of goods or the rendition of services to Customers in the ordinary course of business, which Borrower then owns free of any Security Interest except for the Security Interest in favor of Lender created by this Agreement and which are then unconditionally owing to Borrower without defense, offset or counterclaim; and

                  (b) all Inventory and Equipment is and shall be owned by Borrower, free of any Security Interest except for the Security Interest of Lender created by this Agreement or Security Interests permitted by Paragraph 18(c).

Lender's rights to and security interest in the Collateral will not be impaired by the ineligibility of any such Collateral for Advances and will continue to be effective until all Obligations chargeable to Borrower's loan account have been fully satisfied.

         9. POWER OF ATTORNEY. Borrower appoints Lender, or any other person whom Lender may from time to time designate, as Borrower's attorney with power:
(a) to endorse Borrower's name on any checks, notes, acceptances, drafts or other forms of payment or security that may come into Lender's possession; (b) to sign Borrower's name on any invoice or bill of lading relating to any Receivables, on drafts against Customers, on schedules and confirmatory assignments of Receivables, on notices of assignment, financing statements and amendments under the Commercial Code and other public records, on verifications of accounts and on notices to Customers; (c) to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender; (d) to receive, open and dispose of all mail addressed to Borrower; (e) to send requests for verification of accounts to Customers; and (f) to do all things necessary to carry out this Agreement; PROVIDED, HOWEVER, that the powers specified in clauses (c) and (d) above may be exercised only after the occurrence of an Event of Default. Borrower ratifies and approves all acts of the attorney taken within the scope of this power of attorney. Neither Lender nor the attorney will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable in which Lender has a security interest or any Obligation remains unpaid. Borrower waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notices to which Borrower may otherwise be entitled.

         10. LOCATION OF COLLATERAL. Borrower warrants that its chief executive office is at the address stated in the opening paragraph of this Agreement and that its books and records concerning Receivables are located there. Borrower's Inventory, Equipment and other goods are at the location or locations as designated on SCHEDULE A annexed hereto. Borrower shall immediately notify Lender if any additional locations for Collateral are subsequently established. Borrower shall not change the location of its chief executive office, the place where it keeps its books and records, or the location of any Collateral (except for sales of Inventory or obsolete Equipment in the ordinary course of business) until Borrower has obtained the written consent of Lender and all necessary filings have been made and other actions taken to continue the perfection of Lender's Security Interest in such new location. Lender's Security Interest attaches to all the Collateral wherever located, and the failure of Borrower to inform Lender of the location of any item or items of Collateral shall not impair Lender's Security Interest therein.

         11. OWNERSHIP AND PROTECTION OF COLLATERAL. Borrower warrants, represents and covenants to Lender that the Collateral is now and, so long as Borrower is obligated to Lender, will be, owned by Borrower free and clear of all Security Interests except for the Security Interest in favor of Lender created by this Agreement and except the Security Interests, if any, permitted by Paragraph 18(c). Borrower will not sell, lease or otherwise dispose of the Collateral, or attempt so to do (except for sales in the ordinary course of business of Inventory or obsolete Equipment) without the prior written consent of Lender and unless the proceeds of any such sale (including, without limitation, sales in the ordinary course of business of Inventory or obsolete Equipment) are deposited in Borrower's "Main Operating Account" described in the Cash Management Agreement. After the occurrence of a Default or an Event of Default, Lender will at all times have the right to take physical possession of any tangible Collateral and to maintain such possession on Borrower's premises or to remove the same or any part thereof to such other places as Lender may wish. If Lender exercises Lender's right to take possession of such Collateral, Borrower shall on Lender's demand, assemble the same and make it available to Lender at a place reasonably convenient to Lender. Borrower shall at all times keep the Equipment constituting Collateral in good condition and repair. All expenses of protecting, storing, warehousing, insuring, handling and shipping of the Collateral, all costs of keeping the Collateral free of any Security Interests prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by Borrower and if Borrower fails to promptly pay any thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower's loan account therefor. Borrower agrees to renew all insurance required by this Paragraph 11 or Paragraph 13 at least 30 days prior to its expiration.

         12. PERFECTION OF SECURITY INTEREST. Borrower agrees to execute such financing statements together with any and all other instruments or documents and take such other action, including delivery, as may be required to create, evidence, perfect and maintain Lender's Security Interest in the Collateral and Borrower shall not in any manner do any act or omit to do any act which would in any manner impair or invalidate Lender's Security Interest in the Collateral or the perfection thereof.

         13. INSURANCE. Borrower shall maintain insurance coverage on any Collateral including Receivables and other rights to payment with such companies, against such hazards, and in such amounts as may from time to time be acceptable to Lender and shall deliver such policies or copies thereof to Lender with satisfactory lender's loss payable endorsements naming Lender. Each policy of insurance shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of any anticipated cancellation of the policy for any reason and a clause that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower nor by the occupation of the premises wherein such Collateral is located for purposes more hazardous than are permitted by said policy. Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (which may include, without limitation, public and product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as may from time to time be required by Lender.

         14. BORROWER'S LOAN ACCOUNT. Lender may charge to Borrower's loan account at any time the amounts of all Obligations (and interest, if any, thereon) owing by Borrower to Lender, including (without limitation) loans, Advances, the Term Loan, the Letters of Credit Obligations, debts, liabilities, obligations acquired by purchase, assignment or participation and all other obligations, whenever arising, whether absolute or contingent and whether due or to become due; also the amount of all costs and expenses and all attorneys' fees and legal expenses incurred in connection with efforts made to enforce payment of such obligations, or to obtain payment of any Receivables, or the foreclosure of any Collateral or in the prosecution or defense of any actions or proceedings relating in any way to this Agreement whether or not suit is commenced, including reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment; and also the amounts of all unpaid taxes and the like, owing by Borrower to any governmental authority or required to be deposited by Borrower, which Lender pays or deposits for Borrower's account. All sums at any time standing to Borrower's credit on Lender's books and all of Borrower's property at any time in Lender's possession or upon or in which Lender has a Security Interest, may be held by Lender as security for all obligations which are chargeable to Borrower's loan account. Subject to the foregoing, Lender, at Borrower's request, will remit to Borrower any net balance standing to Borrower's credit on Lender's books. Lender will account to Borrower monthly and each monthly accounting will be fully binding on Borrower, unless, within sixty (60) days thereafter, Borrower gives Lender specific written notice of exceptions. All debit balances in Borrower's loan account will bear interest as provided in Paragraph 5 of this Agreement.

         15. PARTICIPATIONS. If any Person shall acquire a participation in any Loan or the Letters of Credit Obligations made to Borrower hereunder, Borrower hereby grants to any such Person holding a participation, and such Person shall have and is hereby given a continuing Security Interest in any money, securities and other property of Borrower in the custody or possession of such Participant, including the right of set-off as fully as if such Participant had lent directly to Borrower the amount of such participation.

         16. GENERAL REPRESENTATIONS AND WARRANTIES. To induce Lender to make Advances and the Term Loan hereunder, Borrower makes the following representations and warranties, all of which shall survive the initial Advance:
1.

                  (a) Borrower is a corporation duly organized, existing, and in good standing under the laws of the State of Minnesota, has power to own its property and to carry on its business as now conducted, and is duly qualified to do business in all states in which the nature of its business requires such qualification.

                  (b) The execution and delivery of this Agreement and the other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder do not and will not conflict with any provision of law, or of the charter or bylaws of Borrower, or of any agreement binding upon Borrower.

                  (c) The execution and delivery of this Agreement and the other Loan Documents have been duly authorized by all necessary official action by the Board of Directors and shareholders of Borrower; and this Agreement and the other Loan Documents have in fact been duly executed and delivered by Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms.

                  (d) There is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against Borrower or the property of Borrower which, if determined adversely, would be a Material Adverse Occurrence or would affect the ability of Borrower to perform its obligations under the Loan Documents; and the Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where the effect of such default would be a Material Adverse Occurrence.

                  (e) The authorization, execution and delivery of this Agreement, and the payment of the Loans and interest thereon, is not, and will not be, subject to the jurisdiction, approval or consent of any federal, state or local regulatory body or administrative agency.

                  (f) Except as set forth on SCHEDULE B attached hereto, all of the assets of Borrower are free and clear of Security Interests.

                  (g) Borrower has filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and Borrower has paid all taxes shown on such returns and all assessments which are due. Borrower has made all required withholding deposits. Federal income tax returns of Borrower have been examined and approved or adjusted by the applicable taxing authorities or closed by applicable statutes for any fiscal years prior to and including the fiscal year ended on December 31, 1991 . Borrower does not have knowledge of any objections to or claims for additional taxes by federal, state or local taxing authorities for subsequent years which would be a Material Adverse Occurrence.

                  (h) Borrower has furnished to Lender the financial statements described on SCHEDULE C attached hereto. These statements were prepared in accordance with GAAP and present fairly the financial condition of Borrower and its consolidated Subsidiaries. There has been no material adverse change in the condition of Borrower, financial or otherwise, since the date of the most recent of such financial statements.

                  (i) The value of the assets and properties of Borrower at a fair valuation and at their then present fair salable value is and, after giving effect to any pending Advance and the application of the amount advanced, will be materially greater than its total liabilities, including Contingent Obligations, and Borrower has (and has no reason to believe that it will not have) capital sufficient to pay its liabilities, including Contingent Obligations, as they become due.

                  (j) Borrower is in compliance with all requirements of law relating to pollution control and environmental regulations in the respective jurisdictions where Borrower is presently doing business or conducting operations.

                  (k) All amounts obtained pursuant to Advances will be used for Borrower's working capital purposes and to finance capital expenditures permitted to made pursuant hereto. The Term Loan will be used to partially finance Borrower's acquisition of the Mortgaged Property. No part of any Loan shall be used at any time by Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Loan will be used by Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

                  (l) Except for the trademarks, patents, copyrights and franchise rights listed on SCHEDULE D attached hereto, Borrower is not the owner of any patent, trademark, copyright or franchise rights. Borrower is not an "investment company", or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

                  (m) (i) Each Plan is in compliance in all material respects with all applicable provisions of ERISA and the Code; (ii) the aggregate present value of all accrued vested benefits under all Plans (calculated on the basis of the actuarial assumptions specified in the most recent actuarial valuation for such Plans) did not exceed as of the date of the most recent actuarial valuation for such Plans the fair market value of the assets of such Plans allocable to such benefits;
         (iii) Borrower is not aware of any information since the date of such valuations which would materially affect the information contained therein; (iv) no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred an accumulated funding deficiency, as that term is defined in Section 302 of ERISA or
         Section 412 of the Code (whether or not waived); (v) no liability to the PBGC (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to any Plan, and there has not been any Reportable Event which presents a material risk of termination of any Plan by the PBGC; and (vi) Borrower has not engaged in a transaction which would subject it to tax, penalty or liability for prohibited transactions imposed by ERISA or the

         Code. Borrower does not contribute to any Multiemployer Plan.

                  (n) The number of shares and classes of the capital stock of Borrower and the ownership thereof are accurately set forth on SCHEDULE E attached hereto. Borrower has not: (i) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (ii) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case where the effect of such violation would be a Material Adverse Occurrence. No proceeds of the Advances will be used to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

                  (o) Except as set forth on SCHEDULE F attached hereto, Borrower does not have any Contingent Obligations.

                  (p) Borrower has conducted a comprehensive review and assessment of its computer applications and has made inquiry of Borrower's material suppliers, vendors and customers with respect to the Year 2000 Problem and, based upon such review, Borrower reasonably believes that the Year 2000 Problem will not result in a material adverse change in Borrower's business, condition (financial or otherwise), operations, properties or prospects, or ability to repay the Obligations. Year 2000 Problem means the risk that computer applications used by any Person may be unable to recognize the perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.

                  (q) All factual information heretofore or herewith furnished by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

                  (r) Each representation and warranty shall be deemed to be restated and reaffirmed to Lender on and as of the date of the making of each Advance and the Term Loan and of the issuing of each Letter of Credit, as the case may be, under this Agreement except that any reference to the financial statements referred to in Paragraph 16(h) shall be deemed to refer to the financial statements then most recently delivered to Lender pursuant to Paragraphs 17(a)(i) and (ii).

         17. AFFIRMATIVE COVENANTS. Borrower agrees that it will do all of the following:

         (a) Furnish to Lender in form satisfactory to Lender:

                  (i) Within 90 days after the end of each fiscal year of Borrower, a complete audited financial report prepared and certified without qualification or explanatory language by Independent Public Accountants on a Consolidated and consolidating basis for Borrower and any Consolidated Subsidiaries of Borrower; together with a copy of the management letter or memorandum, if any, delivered by such Independent Public Accountants to Borrower and Borrower's response thereto. If Borrower shall fail to supply the report within such time limit, Lender shall have the right (but not the duty) to employ certified public accountants acceptable to Lender to prepare such report at Borrower's expense.

                  (ii) Within 45 days after the end of each fiscal quarter, a balance sheet and operating figures as to that quarter and year-to date prepared in accordance with GAAP on a Consolidated and consolidating basis for Borrower and any Consolidated Subsidiaries of Borrower and certified as correct by the chief financial officer or treasurer of Borrower but subject to adjustments as to inventories or other items to which an officer of Borrower directs attention in writing.

                  (iii) With the financial statements described in Paragraph 17(a)(i) and (ii), a compliance certificate in the form attached as EXHIBIT C certified as true and accurate by the chief financial officer or treasurer of Borrower.

                  (iv) By no later than 45 days after the beginning of any of the Borrower's fiscal years, projections for Borrower's then current fiscal year consisting of projected month-end balance sheets and month-end and year-to-date statements of earnings and cash flows, all in a form acceptable to Lender and certified by Borrower's chief financial officer or treasurer as having been prepared in good faith and representing the most probable course of Borrower's business during such fiscal year.

                  (v) Immediately upon and in any event within five (5) days after any officer of Borrower becomes aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrower proposes to take with respect thereto

                  (vi) As soon as available and in event within ten (10) days after the filing thereof, a copy of each report filed with the Securities and Exchange Commission.

                  (vii) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of and notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

                  (viii) From time to time, at Lender's request, any and all other material, reports, information, or figures required by Lender.

                  (b) Permit Lender and its representatives access to, and the right to make copies of, the books, records, and properties of Borrower at all reasonable times; and permit Lender and its representatives to discuss Borrower's financial matters with officers of Borrower and with its independent certified public accountant (and, by this provision, Borrower authorizes its independent certified public accountant to participate in such discussions).

                  (c) Pay when due all taxes, assessments, and other liabilities against it or its properties except those which are being contested in good faith and for which an adequate reserve has been established; Borrower shall make all withholding payments when due.

                  (d) Promptly notify Lender in writing of any substantial change in present management of Borrower.

                  (e) Pay when due all amounts necessary to fund in accordance with its terms any Plan;

                  (f) Comply in all material respects with all laws, acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to Borrower's business operation or Collateral or any part thereof; PROVIDED, HOWEVER, that Borrower may contest any such law, act, rule, regulation or order in good faith by appropriate proceedings so long as (i) Borrower first notifies Lender of such contest, and (ii) such contest does not, in Lender's sole discretion, adversely affect Lender's right or priority in the Collateral or impair Borrower's ability to pay the Obligations when due.

                  (g) Promptly notify Lender in writing of: (x) any litigation which: (i) involves an amount in dispute in excess of $50,000.00 which is not covered by insurance or, if covered by insurance, the insurer has failed to accept defense of the litigation or has done so under a reservation of rights; (ii) relates to the matters which are the subject of this Agreement; or (iii) if determined adversely to Borrower would be a Material Adverse Occurrence; and (y) any adverse development in any litigation described in clause (x) which could cause a Material Adverse Occurrence.

                  (h) Maintain all of Borrower's primary operating accounts at Lender.

                  (i) At all times, maintain the ratio of: (i) Borrower's Liabilities; to (ii) Tangible Net Worth at not greater than 1.15 to 1.0.

                  (j) Maintain Borrower's Tangible Net Worth at not less than:
         (i) $5,000,000.00 at all times other than at its fiscal year-end; or
         (ii) $5,500,000.00 at each of its fiscal year-ends.

         18. NEGATIVE COVENANTS. Borrower agrees that it will not do any of the following, without first obtaining Lender's prior written consent:

                  (a) Purchase or redeem any shares of Borrower's capital stock; or declare or pay any dividends (other than dividends payable in capital stock); or make any distribution to stockholders of any assets of Borrower except that so long as no Default or Event of Default has occurred and is continuing at the time of any of the following described payments or would result therefrom, Borrower may pay dividends payable from Borrower's net income.

                  (b) Incur or permit to exist any interest-bearing indebtedness, secured or unsecured, including without limitation, indebtedness for money borrowed or capitalized leases, except (i) borrowings under this Agreement; (ii) borrowings, if any, which are existing on the date of this Agreement and which are disclosed on SCHEDULE G attached hereto; (iii) borrowing from the Minnesota Horesman's Benevolent & Protective Association, Inc. so long as the aggregate outstanding principal amount of such borrowings does not exceed $750,000.00 at any time and such borrowings are unsecured and do not have any priority of payment over the Obligations upon the occurrence of any Default or Event of Default described in Paragraph 20(d), (e), (f), (g) or (h); (iv) capital leases permitted by Paragraph 18(l) and then only so long as the aggregate balance sheet amount, as determined in accordance with GAAP, does not exceed $250,000.00 at any time; or (v) purchase money indebtedness incurred in connection with capital expenditures permitted by Paragraph 18(l)(ii) so long as the aggregate outstanding principal balance thereof does not exceed $250,000.00 at any time.

                  (c) Create or permit to exist any Security Interest on any of Borrower's assets now owned or hereafter acquired except: (i) those created in Lender's favor and held by Lender; (ii) liens of current taxes not delinquent or taxes which are being contested in good faith for which an adequate reserve has been established; (iii) Security Interests disclosed on SCHEDULE B attached hereto and in the case of Security Interests disclosed in Part II of SCHEDULE B, securing only debt outstanding on the date of this Agreement and disclosed on SCHEDULE G; PROVIDED, HOWEVER, that Security Interests disclosed in
         Part I of

         SCHEDULE B are permitted only so long as: (A) Borrower's title to its property is not materially adversely affected; (B) its use of such property in the ordinary course of its business is not materially interfered with; (C) adequate reserves with respect thereto have been set aside on the Borrower's books in accordance with GAAP; and (D) in all events, the Borrower shall pay or cause to be paid all such secured amounts forthwith upon the commencement of foreclosure of any such Security Interest; or (iv) security interests created in connection with purchase money indebtedness incurred in connection with the capital expenditures permitted by Paragraph 18(l)(ii), but only to the extent that: (A) such security interest attaches only to the equipment then being acquired by the Borrower, did not and does not attach to the Borrower's current assets and does not secure any other indebtedness;
         (B) no Default or Event of Default has occurred and is continuing at the time of the proposed creation of such security interest or would result therefrom; and/or (C) no portion of the purchase price of the relevant equipment has been funded by the trade-in or available proceeds arising from the sale or other disposition of any of the Borrower's then, or previously, owned equipment.

                  (d) Effect any recapitalization; or be a party to any merger or consolidation; or sell, transfer, convey or lease all, or any substantial part, of its property where "substantial" means property having an aggregate book value (as measured by Borrower's then most recent audited financial statements delivered to Lender) of at least $100,00.00 for any single transaction (or related series of transactions) or aggregate book value of at least $500,000.00 for all transactions in any fiscal year ; or sell or assign (except to Lender), with or without recourse, any Receivables or General Intangibles.

                  (e) Enter into a new business or purchase or otherwise acquire any business enterprise or any substantial assets of any person or entity; or make any loans to any person or entity except for loans and advances to officers for expenses to be incurred in the ordinary course of business so long as the aggregate outstanding principal amount thereof does not exceed $10,000.00 at any time; or purchase any shares of stock of, or similar investment in, any entity.

                  (f) Become a guarantor or surety or pledge its credit or its assets on any undertaking of another.

                  (g) Make any substantial change in present management or policy or in its present business or enter into a new business.

                  (h) Enter into any agreement providing for the leasing by Borrower of property which has been or is to be sold or transferred by Borrower to the lessor thereof, or which is substantially similar in purpose to the property so sold or transferred.

                  (i)      Change its fiscal year.

                  (j) (i) Permit or suffer any Plan maintained for employees of Borrower or any commonly controlled entity to engage in any transaction which results in a liability of Borrower under Section 409 or 502(i) of ERISA or Section 4975 of the Code; (ii) permit or suffer any such Plan to incur any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate, or suffer to be terminated, any Plan covered by Title IV of ERISA maintained by Borrower or any commonly controlled entity or permit or suffer to exist a condition under which PBGC may terminate any such Plan; or (iv) permit to exist the occurrence of any Reportable Event (as defined in Title IV of ERISA) which represents termination by the PBGC of any Plan.

                  (k) Enter into any agreement containing any provision which would be violated or breached by Borrower under any Loan Document or by the performance by Borrower of its obligations under any Loan Document.

                  (l) Make capital expenditures (including without limitation by way of capitalized leases) except for replacement and repair of Borrower's existing Equipment or for acquisition of new Equipment consistent with Borrower's present business practices and then, only so long as the aggregate amount of all such capital expenditures made during any of Borrower's fiscal years does not exceed the sum of: (i) the amount of capital leases permitted by Paragraph 18(b); PLUS (ii) an aggregate amount of $250,000.00 for other capital expenditures.

         19.      AVAILABILITY OF COLLATERAL.  Intentionally Deleted.

         20. DEFAULT AND REMEDIES. It shall be an Event of Default under this Agreement if:

                  (a) Borrower fails to make any payment required under this Agreement or any present or future supplements hereto or under any other agreement between Borrower and Lender when due, or if payable upon demand, upon demand and such failure shall remain unremedied for five (5) days; or

                  (b) Borrower fails to perform or observe any covenant, condition or agreement contained in this Agreement or any Loan Document on its part to be performed (other than those failures covered by other subparagraphs of this Paragraph) and such default shall continue for a period of 30 days after written notice thereof from Lender to Borrower; or

                  (c) Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower proves to have been false in a material respect when made; or

                  (d) A proceeding seeking an order for relief under the Bankruptcy Code is commenced by or against Borrower and, if commenced against Borrower, remains undismissed for 60 days; or

                  (e) Borrower becomes insolvent or generally fails to pay, or admit in writing its or his inability to pay, its or his debts as they become due; or

                  (f) Borrower applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for it or him or for any of its or his property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of Borrower's property; or

                  (g) Any other reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of Borrower; or

                  (h) Borrower takes any action to authorize, or in furtherance of, any of the events described in the foregoing clauses (d) through
         (g); or

                  (i) Any judgments, writs, warrants of attachment, executions or similar process (not covered by insurance) is issued or levied against Borrower or any of its assets in excess of an aggregate amount of $100,00.00 for any or all of such judgments, writs, warrants, executions or similar process and is not released, vacated or fully bonded prior to any sale and in any event within 90 days after its issue or levy; or

                  (j) Borrower shall fail to comply with Paragraph 13, any of Paragraphs 17 (a), (i) or (j) or any of Paragraphs 18(a) through (l) (both inclusive); or

                  (k) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement or the other Loan Documents) in the aggregate amount of more than $500,000.00 for Borrower shall be accelerated, or Borrower shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand; or

                  (l)      Any Change of Control shall occur.

Upon the occurrence of any Event of Default described in Paragraphs 20(d), (e),
(f), (g) or (h), all Obligations shall be and become immediately due and payable without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived) and Borrower's ability to obtain any additional Advance, the Term Loan or any additional Letter of Credit under this Agreement shall be immediately and automatically terminated. Upon the occurrence of any other Event of Default, Lender, without notice to Borrower, may terminate Borrower's ability to obtain any additional Advance, the Term Loan or any additional Letter of Credit under this Agreement and may declare all or any portion of the Obligations to be due and payable, without notice, presentment, protest or demand or dishonor of any kind (all of which are hereby waived), whereupon the full unpaid amount of the obligations which shall be so declared due and payable shall be and become immediately due and payable. Upon the occurrence of an Event of Default, Lender shall have all the rights and remedies of a secured party under the Commercial Code and may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender, and Lender shall have the right to take immediate possession of the Collateral and may enter any of the premises of Borrower or wherever the Collateral is located with or without process of law and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Lender or a purchaser from Lender for storage thereof for a period of at least 90 days). Upon the occurrence of an Event of Default, Lender, without further demand, at any time or times, may sell and deliver any or all of the Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at its sole discretion. Any requirement under the Commercial Code or other applicable law of reasonable notice will be met if such notice is mailed to Borrower at its address set forth in the opening paragraph of this Agreement at least ten (10) days before the date of sale. Lender may be the purchaser at any such sale, if it is public. The proceeds of sale will be applied first to all expenses of retaking, holding, preparing for sale, selling and the like, including attorneys' fees and legal expenses (whether or not suit is commenced) including, without limitation, reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment and second to the payment (in whatever order Lender elects) of all other obligations chargeable to Borrower's loan account hereunder. Subject to the provisions of the Commercial Code, Lender will return any excess to Borrower and Borrower shall remain liable to Lender for any deficiency. Borrower agrees to give Lender immediate notice of the existence of any Default or Event of Default.

         Borrower agrees that if the Obligations become immediately due and payable in full at a time when one or more Letters of Credit are outstanding, the Borrower shall thereupon automatically be obligated to pay to Lender, in addition to all other amounts owing under this Agreement, the aggregate face amount of all Letters of Credit then outstanding. The foregoing obligation to pay in advance for amounts which Lender may later have to pay pursuant to the Letters of Credit is and shall at all times constitute a part of the "Obligations". Amounts paid by Borrower pursuant to this paragraph shall be made directly to an interest-bearing collateral account maintained at Lender for application to Borrower's reimbursement obligations under Paragraph 4C(d) as payments are made on the Letters of Credit, with the balance, if any, to be applied to the other Obligations

         21. CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Lender to make the initial Advance is subject to the condition precedent that Lender shall have received on or before the date of the initial Advance copies of all of the following, unless waived by Lender:

                  (a) A favorable opinion of counsel to Borrower in form and substance satisfactory to Lender;

                  (b) UCC-1 Financing Statements in a form acceptable to Lender appropriately completed and duly executed by Borrower;

                  (c) Recent UCC searches from the filing offices in all states required by Lender which reflect that no other Person holds a Security Interest in any Collateral of Borrower, except for Security Interests permitted by Paragraph 18(c);

                  (d) The Revolving Credit Note, in form and substance satisfactory to Lender, appropriately completed and duly executed by the Borrower;

                  (e) A certified copy of all documents evidencing any necessary consent or governmental approvals (if any) with respect to the Loan Documents or any other documents provided for in this Agreement;

                  (f) A certificate by the Secretary or any Assistant Secretary of Borrower certifying as to: (i) attached resolutions of Borrower's Board of Directors authorizing or ratifying the execution, delivery and performance of the Loan Documents to which Borrower is a party and any other documents provided for by this Agreement, (ii) the names of the officers of Borrower authorized to sign the Loan Documents together with a sample of the true signature of such officers, and (iii) attached bylaws of Borrower;

                  (g) A copy of Borrower's articles of incorporation certified by the Secretary of State;

                  (h) Certificates of Good Standing for Borrower issued by its state of incorporation and by those states requested by Lender;

                  (i) Evidence of insurance for all insurance required by the Loan Documents;

                  (j) An officer certificate, in form and substance satisfactory to Lender, executed by the President of Borrower; and

                  (k) Such other approvals, opinions or documents as Lender may require.

         22. CONDITIONS PRECEDENT TO TERM LOAN. The obligation of Lender to make the Term Loan is subject to the condition precedent that Lender shall have received on or before the date on which the Term Loan is to made copies of all of the following, unless waived by Lender:

                  (a) A favorable opinion of counsel to Borrower in form and substance satisfactory to Lender;

                  (b) The Term Note, in form and substance satisfactory to Lender, appropriately completed and duly executed by Borrower;

                  (c) The Mortgage, the Assignment of Rents and the Indemnity, in each case appropriately completed and duly executed by Borrower;

                  (d) UCC-1 Financing Statements in a form acceptable to Lender appropriately completed and duly executed by Borrower;

                  (c) Recent UCC searches from the filing offices in all states required by Lender which reflect that no other Person holds a Security Interest in any Collateral of Borrower, except for Security Interests permitted by Paragraph 18(c);

                  (d) A certified copy of all documents evidencing any necessary consent or governmental approvals (if any) with respect to the Loan Documents or any other documents provided for in this Agreement;

                  (e) A certificate by the Secretary or any Assistant Secretary of Borrower certifying as to: (i) attached resolutions of Borrower's Board of Directors authorizing or ratifying the execution, delivery and performance of the Loan Documents to which Borrower is a party and any other documents provided for by this Agreement, (ii) the names of the officers of Borrower authorized to sign the Loan Documents together with a sample of the true signature of such officers, and (iii) attached bylaws of Borrower;

                  (f) A copy of Borrower's articles of incorporation certified by the Secretary of State;

                  (g) Certificates of Good Standing for Borrower issued by its state of incorporation and by those states requested by Lender;

                  (h) Evidence of insurance for all insurance required by the Loan Documents;

                  (i) An officer certificate, in form and substance satisfactory to Lender, executed by the President of Borrower;

                  (j) The documents described on EXHIBIT D attached hereto by no later than ten (10) days prior to the closing date for the Term Loan; and

                  (k) Such other approvals, opinions or documents as Lender may require.

         23. CONDITIONS PRECEDENT TO ALL ADVANCES; ETC. The obligation of Lender to make any Advance (including the initial Advance), the Term Loan or to issue any Letters of Credit (including the initial Letter of Credit) shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Lender:

                  (a) the representations and warranties of Borrower set forth in this Agreement are true and correct on the date of such credit extension (and after giving effect to these then being made);

                  (b) No Default, no Event of Default and no Material Adverse Occurrence shall then have occurred and be continuing on the date of such credit extension or result therefrom;

         24. TERMINATION. Subject to automatic termination of Borrower's ability to obtain additional Advances, the Term Loan or any Letters of Credit under this Agreement upon the occurrence of any Event of Default specified in Paragraphs 20(d), (e), (f), (g) or (h) and to Lender's right to terminate Borrower's ability to obtain additional Advances, the Term Loan or any Letters of Credit under this Agreement upon the occurrence of any other Event of Default, this Agreement shall have a term ending on March 31, 1999, with respect to the Revolving Credit Commitment and/or the day prior to the fifth annual anniversary date of the closing of the Term Loan with respect to the Term Loan. Lender's rights with respect to outstanding Obligations owing on or prior to the Termination Date will not be affected by termination and all of said rights including (without limitation) Lender's Security Interest in the Collateral existing on such Termination Date or acquired by Borrower thereafter.

         25. GRANT OF LICENSE TO USE PATENTS AND TRADEMARKS COLLATERAL. For the purpose of enabling Lender to exercise rights and remedies under this Agreement, Borrower hereby grants to Lender and irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sublicense any patent or trademark now owned or hereafter acquired by Borrower and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

         26.      MISCELLANEOUS.

                  (a) The performance or observance of any affirmative or negative covenant or other provision of this Agreement and any supplement hereto may be waived by Lender in a writing signed by Lender but not otherwise. No delay on the part of Lender in the exercise of any remedy, power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any remedy, power or right preclude other or further exercise thereof or the exercise of any other remedy, power or right. Each of the rights and remedies of Lender under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have hereunder or as allowed by law.

                  (b) Any notice, demand or consent authorized by this Agreement to be given to Borrower shall be deemed to be given when transmitted by telex or telecopier or personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, or one day after delivery to Federal Express or other overnight courier service, in each case addressed to Borrower at its address shown in the opening paragraph of this Agreement, or at such other address as Borrower may, by written notice received by Lender, designate as Borrower's address for purposes of notice hereunder. Any notice or request authorized by this Agreement to be given to Lender shall be deemed to be given when transmitted by telex or telecopier or personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, or one day after delivery to Federal Express or other overnight courier, in each case addressed to Lender at its address shown in the opening paragraph of this Agreement, or at such other address as Lender may, by written notice received by Borrower, designate as Lender's address for purposes of notice hereunder; PROVIDED, HOWEVER, that any notice to Lender given pursuant to Paragraph 4A(b); 4B(b) or 4C(b) shall not be deemed given until received.

                  (c) This Agreement, including exhibits and schedules and other agreements referred to herein, is the entire agreement between the parties supersedes and rescinds all prior agreements relating to the subject matter herein, cannot be changed, terminated or amended orally, and shall be deemed effective as of the date it is accepted by Lender.

                  (d) Borrower agrees to pay and will reimburse Lender on demand for all out-of-pocket expenses incurred by Lender arising out of this transaction including without limitation filing and recording fees and attorneys' fees and legal expenses (whether or not suit is commenced) incurred in the protection and perfection of Lender's security interest in the Collateral, in the enforcement of any of the provisions of this Agreement or of Lender's rights and remedies hereunder and against the Collateral, in the defense of any claim or claims made or threatened against Lender arising out of this transaction or otherwise, including, without limitation, in each instance, all reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment; PROVIDED, HOWEVER, that Lender agrees that Borrower's obligations to reimburse Lender for its attorneys' fees and legal expenses incurred in connection with the preparation of this Agreement and the other Loan Documents shall be limited to the sum of $2,000.00 plus its out-of-pocket expenses.

                  (e) Borrower hereby agrees to indemnify, exonerate and hold Lender and its officers, directors, employees and agents (the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith including, without limitation, reasonable attorneys' fees and disbursements (the 'Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                           (1) any transaction financed or to be financed in whole or in part directly or indirectly with proceeds of any Credit extension hereunder, or

                           (2) the execution, delivery, performance or enforcement of this Agreement or any document executed pursuant hereto by any of the Indemnified Parties except for any such Indemnified Liabilities arising on account of any Indemnified Party's gross negligence or willful misconduct.

         If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The provisions of this Paragraph shall survive termination of this Agreement.

                  (f) This Agreement is made under and shall be governed by and interpreted in accordance with the internal laws of the State of Minnesota, except to the extent that the perfection of the Security Interest hereunder, or the enforcement of any remedies hereunder with respect to any particular Collateral, shall be governed by the laws of a jurisdiction other than the State of Minnesota. Captions herein are for convenience only and shall not be deemed part of this Agreement.

                  (g) This Agreement shall be binding upon Borrower and Lender and their respective successors, assigns, heirs, and personal representatives and shall inure to the benefit of Borrower, Lender and the successors and assigns of Lender, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender, and any assignment or transfer in violation of this provision shall be null and void. In connection with the actual or prospective sale by Lender of any interest or participation in the obligations, Borrower authorizes Lender to furnish any information in its possession, however acquired, concerning Borrower or any of its Affiliates to any person or entity.

                  (h) Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court sitting in Minneapolis or St. Paul, Minnesota, over any action or proceeding arising out of or relating to the Agreement, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State or Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt requested, of copies of such process to Borrower's address stated in the preamble hereto and addressed to Borrower's President by title. Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Paragraph shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction. Borrower agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in Hennepin County or Ramsey County, Minnesota.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    LENDER:

                                    FIRST AMERICAN BANK, NATIONAL ASSOCIATION


                                    By:  /S/ ERNEST W. JENSEN
                                         --------------------
                                    Its: SENIOR VICE PRESIDENT
                                         ---------------------



                                    BORROWER:

                                    CANTERBURY PARK HOLDING CORPORATION

                                    By:  /S/ RANDALL D. SAMPSON
                                         ----------------------
                                    Its: PRESIDENT
                                         ---------

                              REVOLVING CREDIT NOTE

$2,250,000.00                                                  MINNEAPOLIS,
MINNESOTA
                                                                   JUNE 3, 1998

         FOR VALUE RECEIVED, the undersigned, CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation (the "Borrower"), promises to pay to the order of FIRST AMERICAN BANK, NATIONAL ASSOCIATION, a national banking association (the "Lender"), on the Revolving Credit Termination Date, the principal sum of Two Million Two Hundred Fifty Thousand and No/100ths Dollars ($2,250,000.00) or, if less, the then aggregate unpaid principal amount of the Advances as may be borrowed by the Borrower under the Credit Agreement and are outstanding on the Revolving Credit Termination Date. All Advances and all payments of principal shall be recorded by the Lender in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

         The Borrower further promises to pay to the order of the Lender interest on each Advance from time to time outstanding from the date hereof until paid in full at a fluctuating annual rate equal to the Reference Rate; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Event of Default, the rate of interest hereunder shall be 2.0% per annum above the Reference Rate. Interest shall be due and payable on the first day of each calendar month, starting on April 1, 1998, and at maturity. Interest payable after maturity shall be payable on demand. The term "Reference Rate" shall mean the publicly announced base rate (or other publicly announced reference rate) charged by Bremer Financial Corporation; Borrower acknowledges that the Reference Rate may not be the lowest rate made available by Lender to its customers and that Lender may lend to its customers at rates that are at, above or below the Reference Rate. Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Reference Rate.

         All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds to the Lender at the Lender's office at 633 South Concord Street, South St, Paul, MN 55075, or at such other place as may be designated by the Lender to the Borrower in writing.

         This Note is the Revolving Credit Note referred to in, and evidences indebtedness incurred under, a General Credit and Security Agreement dated as of June 3, 1998 (herein, as it may be amended, modified or supplemented from time to time, called the "Credit Agreement;" capitalized terms not otherwise defined herein being used herein as therein defined) between the Borrower and the Lender, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

         All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
         This Note is made under and governed by the internal laws of the State of Minnesota.

                                            CANTERBURY PARK HOLDING CORPORATION


                                              By:  /S/ RANDALL D. SAMPSON
                                                   ----------------------
                                              Its: PRESIDENT
                                                   ---------

                                                LIST OF EXHIBITS


         Exhibit A                          Form of Revolving Credit Note

         Exhibit B                          Form of Term Note

         Exhibit C                          Form of Compliance Certificate

         Exhibit D                          Term Loan Documents




                                               LIST OF SCHEDULES


         Schedule A                         Locations

         Schedule B                         Existing Security Interests

         Schedule C                         Financial Statements

         Schedule D                         Intellectual Property

         Schedule E                         Shareholders

         Schedule F                         Contingent Obligations

         Schedule G                         Existing Indebtedness

EXHIBIT A

                              REVOLVING CREDIT NOTE

$2,250,000.00      MINNEAPOLIS, MINNESOTA
                                                                    JUNE 3, 1998

         FOR VALUE RECEIVED, the undersigned, CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation (the "Borrower"), promises to pay to the order of FIRST AMERICAN BANK, NATIONAL ASSOCIATION, a national banking association (the "Lender"), on the Revolving Credit Termination Date, the principal sum of Two Million Two Hundred Fifty Thousand and No/100ths Dollars ($2,250,000.00) or, if less, the then aggregate unpaid principal amount of the Advances as may be borrowed by the Borrower under the Credit Agreement and are outstanding on the Revolving Credit Termination Date. All Advances and all payments of principal shall be recorded by the Lender in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

         The Borrower further promises to pay to the order of the Lender interest on each Advance from time to time outstanding from the date hereof until paid in full at a fluctuating annual rate equal to the Reference Rate; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Event of Default, the rate of interest hereunder shall be 2.0% per annum above the Reference Rate. Interest shall be due and payable on the first day of each calendar month, starting on April 1, 1998, and at maturity. Interest payable after maturity shall be payable on demand. The term "Reference Rate" shall mean the publicly announced base rate (or other publicly announced reference rate) charged by Bremer Financial Corporation; Borrower acknowledges that the Reference Rate may not be the lowest rate made available by Lender to its customers and that Lender may lend to its customers at rates that are at, above or below the Reference Rate. Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Reference Rate.

         All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds to the Lender at the Lender's office at 633 South Concord Street, South St, Paul, MN 55075, or at such other place as may be designated by the Lender to the Borrower in writing.

         This Note is the Revolving Credit Note referred to in, and evidences indebtedness incurred under, a General Credit and Security Agreement dated as of June 3, 1998 (herein, as it may be amended, modified or supplemented from time to time, called the "Credit Agreement;" capitalized terms not otherwise defined herein being used herein as therein defined) between the Borrower and the Lender, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

         All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
         This Note is made under and governed by the internal laws of the State of Minnesota.

                                             CANTERBURY PARK HOLDING CORPORATION


                                             By:________________________________
                                             Its:_______________________________

                                    EXHIBIT B

                                    TERM NOTE

$750,000.00               MINNEAPOLIS, MINNESOTA
                                                               ___________, 1998



         FOR VALUE RECEIVED, the undersigned, CANTERBURY PARK HOLDING
                                    CORPORATION, a Minnesota corporation (the
                                    "Borrower"), promises to pay to the order of FIRST AMERICAN BANK, NATIONAL ASSOCIATION, a national banking association (the "Lender"), the principal sum of Seven Hundred Fifth Thousand and No/100ths Dollars ($750,000.00) together with interest accruing on the unpaid principal balance hereof at a fluctuating annual rate equal to the Reference Rate in:

         (a) 59 consecutive monthly combined installments of principal and interest in the initial amount of $ ______, commencing on _______________, 1998 and continuing through, to and including
                 _______________ , 2003; PROVIDED, HOWEVER, that, since the
                 Term Loan accrues interest at a floating rate, the principal and interest payment will be adjusted on last day of ______________ of each year, commencing ______________, 199_
                 for the following twelve (12) installments and shall be equal to the amount necessary to fully amortize the Term Loan balance on such date accruing interest at the rate in effect on that date over the remaining portion of a hypothetical 180 month amortization period, commencing on _______________, 199_; and

         (b) All remaining principal and accrued interest are due and payable on _____________, 200_;

 .PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Event of Default. Interest payable after maturity shall be payable on demand The term "Reference Rate" shall mean the publicly announced base rate (or other publicly announced reference rate) charged by Bremer Financial Corporation;


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


Borrower acknowledges that the Reference Rate may not be the lowest rate made available by Lender to its customers and that Lender may lend to its customers at rates that are at, above or below the Reference Rate.. Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Reference Rate.

         All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the Lender's office at 633 South Concord Street, South St. Paul, MN 55075, or at such other place as may be designated by the Lender to the Borrower in writing. All payments shall be applied first to accrued interest and then to principal.

         This Note is the Term Note referred to in, and evidences indebtedness incurred under, a General Credit and Security Agreement dated as of June 3, 1998 (herein, as it may be amended, modified or supplemented from time to time, called the "Credit Agreement;" capitalized terms not otherwise defined herein being used herein as therein defined) between the Borrower and the Lender, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

         All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

         This Note is made under and governed by the internal laws of the State of Minnesota.

                                             CANTERBURY PARK HOLDING CORPORATION


                                             By:________________________________
                                             Its:_______________________________

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE

         Pursuant to Section 17 (a)(iii) of the General Credit and Security Agreement dated as of June 3, 1998 (the General Credit and Security Agreement as it may be amended, modified, supplemented or restated from time to time being the "Credit Agreement"; the terms defined therein being used herein as therein defined) by and between the undersigned and FIRST AMERICAN BANK, NATIONAL ASSOCIATION (the "Bank"), the undersigned certifies to the Lender as follows:

         1. The financial statements of the Borrower attached hereto for the period ending ______________, 19__ (the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis subject only to non-accrual of bonuses, other variations from GAAP which in the aggregate are not material, year-end adjustments which in the aggregate are not expected to be materially adverse and the omission of footnotes.

         2. The representations and warranties contained in Section 16 of the Credit Agreement are true and correct as of the date hereof as though made on that date except that the representations and warranties set forth in Section 16(h) to the financial statements of the Borrower shall be deemed a reference to the audited and unaudited financial statements of the Borrower, as the case may be, then most recently delivered to the Lenders pursuant to Section 17(a)(i) or
(ii), as the case may be.

         3. As of _________, 199_, (the "Measurement Date") no Default or Event of Default has occurred and is continuing [except (DESCRIBE HERE ANY DEFAULT OR EVENT OF DEFAULT AND THE ACTION WHICH THE UNDERSIGNED PROPOSES TO TAKE WITH RESPECT THERETO.)].

         4. SECTION 17(i). The undersigned's minimum required ratio of Liabilities to Tangible Net Worth was not less than 1.15 to 1.00 and the undersigned's actual ratio at such Measurement Date was ________ to 1.00 and was computed in accordance with the Credit Agreement.

         5. SECTION 17(j). The undersigned's minimum required Tangible Net Worth was not less than $_________ and the undersigned's actual Tangible Net Worth at such Measurement Date was $________ and was computed in accordance with the Credit Agreement.


Dated ____________, 19__.            CANTERBURY PARK HOLDING CORPORATION



                                     BY  __________________________________
                                     Its __________________________________


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





                                    EXHIBIT D
                         ADDITIONAL TERM LOAN DOCUMENTS


1. A title insurance commitment in accordance with EXHIBIT D-1 from a title insurance company acceptable to Lender ("Title Company").

2. Three (3) copies of a current (within thirty (30) days prior to submission) certified ALTA/ACSM Mortgaged Property TITLE SURVEY of the Mortgaged Property which also meets the requirements set forth on EXHIBIT D-2.

3. A written environmental review, audit, assessment or report ("Environmental Audit") addressed to Lender (or if to the Borrower, accompanies by a reliance letter addressed to the Lender), setting forth the results of an investigation of the Mortgaged Property, showing that no hazardous or toxic substance, waste, or material, or any other pollutant or contaminant (including but not limited to gasoline, asbestos, urea-formaldehyde and polychlorinated biphenyls), as those terms are defined or used in any applicable statute, ordinance, code or regulation ("Pollutant"), is present above, on, in or under the Mortgaged Property, including an historical investigation of the uses and ownership of the Mortgaged Property, contacts with appropriate governmental agencies, soil borings and tests, chemical tests, and such other tests and analyses (hereafter collectively referred to as "Tests") as may be requested by Lender, conducted by a competent environmental engineer or consultant that is acceptable to Lender and is licensed, bonded and insured in accordance with all applicable statutes, ordinances, codes and regulations, and all reports, data and other information produced in connection with the Tests. Lender shall be notified in advance of the date and time of conducting any Tests and Lender's representatives shall have the right to observe such Tests. The Environmental Audit shall also specify whether or not any environmental assessment, study or statement with respect to the Mortgaged Property is required by any applicable federal, state, statute, ordinance or governmental regulation. If such an assessment, study or statement is so required, Borrower shall provide a copy thereof to Lender, and, if none is so required, Borrower shall provide Lender with an appropriate declaration of environmental nonsignificance relating to the Mortgaged Property.

4. A copy of Borrower's purchase agreement for the Mortgaged Property certified by Borrower's chief financial officer or treasurer to be a true, correct and complete copy thereof.

5. A current appraisal of the Mortgaged Property, addressed to Lender, prepared in substantial conformance with (1) Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (FIRREA); (2) the [OCC APPRAISAL STANDARDS OF 12 CFR, PART 34]; and (3) the Code of Professional Ethics and Standards of Professional Practice and the American Institute of Real Estate Appraisers and the


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



         Guidelines for Real Estate Appraisal Policies and Review Procedures adopted by the Lender supervision offices of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency as of December 9, 1987. The appraisal report must also contain a Statement of Assumptions and Limiting Conditions, as well as a dated and signed Certification in accordance with Standard Rule 2-3 of the Uniform Standards of Professional Appraisal Practices of the Appraisal Foundation, and Supplement Standards of Professional Practice of the American Institute of Real Estate Appraisers. The appraisal must be signed by an appraiser acceptable to Lender.

6. Evidence that the Mortgaged Property does not lie in the 100-year flood plain zone.


                                   EXHIBIT D-1


               As a pre-closing requirement, Borrower must submit a title insurance commitment or preliminary title report, issued by a reputable, commercial title insurance company acceptable to Bank, agreeing to issue a 1970 ALTA form of loan policy of title insurance ("Policy"), in the amount of the Term Loan, insuring to Lender and its assigns that:

               1.      The fee owner of the Mortgaged Property is the Borrower.

               2. The Mortgage is a first lien upon the Mortgaged Property and any improvements thereon or to be erected thereon.

               3. The Mortgaged Property is free and clear of all other liens, charges and encumbrances not approved by Lender.

               4. All possible contractor and supplier mechanic's and materialmen's lien claims, rights of parties in possession and matters which could be shown by an adequate survey are unconditionally insured against.

- The commitment or report should be accompanied by complete copies of all recorded instruments referred to therein.

- The commitment or report and Policy shall include these endorsements.

               1.       ALTA Form No. 100 (Comprehensive).

               2.       Zoning.

                        3.      Other endorsements required by Lender.



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



                                   EXHIBIT D-2

                               SURVEY REQUIREMENTS


A.       BOUNDARY SURVEY

     These items are to be included and shown on the Boundary Survey:

1. The complete and correct legal description of the Mortgaged Property as shown on the title insurance commitment or preliminary title report. (Note: It must be possible to trace the legal description of the Mortgaged Property on the survey by following the bearings and dimensions around the boundaries of the Mortgaged Property.)

2. The location of all recorded easements and of all unrecorded easements ascertainable by an inspection of the Mortgaged Property, which benefit or burden the Mortgaged Property. (Note: All recorded easements are to be identified by a document recording number or other document reference.)

3. All areas affected by any recorded restrictions or access limitations. (Note:
All such areas are to be identified by a document recording number or other document reference.)

4. The location of all adjoining streets, roads, highways and alleys, with names, rights-of-way widths and distances from the Mortgaged Property noted. If none adjoin the Mortgaged Property, then the location of the nearest public street, road or highway and its distance from the Mortgaged Property.

5. The location of public access to the Mortgaged Property and of all entrance drives and curb cuts.

6. A directional indicator showing North.

7. The street address of any existing improvements.

8. The dimensions of the Mortgaged Property and the locations of existing improvements as measured in both directions from property lines.

9. The perimeter dimensions of existing improvements.

10. Interior lot lines, if any.

11. All applicable building setback lines.

12. The location of existing connections and on-site utility and service lines for natural gas, electricity, water, and sanitary and storm sewers.

13. The area of the Mortgaged Property.

14. Any portion of the Mortgaged Property which is located in a flood plain or in any other flood hazard or flood danger area as designated by any governmental authority claiming jurisdiction over the Mortgaged Property.

The following certification of surveyor.

             "I hereby certify to First American Bank, National Association, Canterbury Park Holding Corporation and ________________Title Insurance Company and to their heirs, successors and assigns, that I have surveyed, on the ground, the property legally described hereon; that this plat of survey is a true, correct and accurate drawing and representation of said property and of the size, location, exterior dimensions and boundaries thereof; that the street addresses, locations and dimensions of all buildings, and the locations of all parking areas, of any buildings or other improvements upon said property, of all fences thereon, of all recorded and/or visible easements, of all streets, roads, means of public access, utility lines (from each building to their points of connection with the public systems) and rights-of-way which affect, benefit or burden said property, and of all building setback lines which affect said property are correctly and accurately shown hereon; that there are no discrepancies, conflicts, gaps, boundary disputes, shortages in area, encroachments of improvements over boundary lines from or onto said property or upon easements, overlapping of improvements, visible easements, overlapping of easements, roads, alleys, rights-of-way or building set back lines which affect said property, except as shown hereon; that there are no fences, light posts or other improvements appurtenant to said property which are located within the boundary lines of adjoining properties, except as shown hereon; that the legal description of said property, as set out hereon, is correct, complete and accurate; a guaranty that no portion of said property is located in a flood plain or in any other flood hazard or flood danger area, as designated by applicable governmental authorities, except as shown and identified as such hereon; and that this plat of survey and the survey on which it is based were made in accordance with "Minimum Standard Detail Requirements and Classification for ALTA/ACSM Mortgaged Property Title Surveys," as jointly established and adopted by ALTA and ASCM in 1992 and meets the requirements of an Urban Survey, as defined therein."

     Dated this __ day of ____________________, 19__.

             ---------------------------------
             [LICENSED SURVEYOR'S SIGNATURE]
             [NAME OF SURVEYOR]
             Registration Number:

                                   SCHEDULE A
                                    LOCATIONS

                              1100 Canterbury Road
                               Shakopee, MN 55379

                                   SCHEDULE B
                           EXISTING SECURITY INTERESTS

Part I.  General Security Interests.

         The following Security Interests are permitted:

           (a) Deposits of pledges tosecure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;

           (b) Security Interests for taxes, fees, asessments and governmental charges no delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Paragraph 17(C);

           (c) Security Interests of carriers, warehousemen, mechanics and materialmen, and other like Security Interests arising in the ordinary course of business, for sums not due or to the extent that the secured amounts are being contested in good faith by appropriate proceedings;

           (d) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and

           (e) Zoning restrictions, easements, licenses, restrictions of the use of real property or irregularities in title thereto, which do not materially impari the use of such property in the operation of Borrower's business or the value of such property for the purpose of such business.

Part II:  Specific Security Interests.

                  See attached search by U.S. Corporate Services, Inc.

                                   SCHEDULE C

                              FINANCIAL STATEMENTS

           See attached Form 1-KSB for the fiscal year ended December
                                   31, 1997.

              See Attached Form 10-QSB for the quarter ended March
                                   31, 1998.

                                   SCHEDULE D

                              INTELLECTUAL PROPERTY

                                      None.

                                   SCHEDULE E

                                  SHAREHOLDERS

                    Refer to attached Canterbury Park Holding
                     Corporation Notice of Annual Meeting of
                     Shareholders and Proxy Statement dated
                                 April 29, 1998.

                                   SCHEDULE F

                             CONTINGENT OBLIGATIONS

          Refer to Financial Statement Footnote #8 in Form 10-KSB p. 29
           (atatched to schedule C) for discussion of the JRI Earn Out
                                Promissory Note.

                                   SCHEDULE G

                              EXISTING INDEBTEDNESS

                     As of Close of Business on June 4, 1998


                                                                              ACCRUED             TOTAL
                                                            BALANCE           INTEREST        INDEBTEDNESS

CURTIS A. SAMPSON
STATE BANK & TRUST COMPANY
NEW ULM MINNESOTA
LINE OF CREDIT 222541                                       $760,000.00      $16,308.19        $776,308.19

CURTIS A. SAMPSON
STATE BANK & TRUST COMPANY
NEW ULM MINNESOTA
COMMERCIAL LOAN 218695                                       134,083.86          794.20         134,878.06

HORSEMEN'S BENEVOLENT &
PROTECTIVE ASSOCIATION                                       499,269.23       32,146.35         531,415.58


TOTAL EXISTING INDEBTEDNESS                               $1,393,353.09      $49,248.74      $1,442,601.83
                                                          -------------      ----------      -------------